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                                                                    Exhibit 99.1

[BIRDS EYE LOGO]
                                                          Contact: Bea Slizewski
                                                                 Birds Eye Foods
                                                                    585-264-3189


                BIRDS EYE FOODS ANNOUNCES INTENT TO RAISE PRICES

ROCHESTER, NY, April 30, 2004...Birds Eye Foods, Inc., the nation's leader in manufacturing and marketing frozen vegetables and a major processor of other food products, announced today that it intends to implement across-the-board price increases on all product categories, including store brands. The new prices will be effective June 28, 2004 and are expected to be in the range of 5 to 7 percent.

     "Our industry continues to be challenged by increases in agricultural commodity prices," says Dennis M. Mullen, Birds Eye Foods chairman, president and chief executive officer. "This is evidenced by the soybean and corn markets, as well as the dairy, beef and edible oils markets. Several of our other major commodity markets have also been dramatically escalating, "Mullen continues. "Rising prices of natural gas and crude oil have greatly impacted not only our transportation costs, but many of our energy-intensive packaging components."

     "We will continue in our efforts to mitigate rising costs," he concludes, "but with no foreseeable commodity market improvements, we now find it necessary to take appropriate action."

     Rochester-based Birds Eye Foods, with sales of approximately $1.0 billion annually, processes fruits and vegetables in 14 facilities across the country. Familiar brands in the frozen aisle include Birds Eye, Birds Eye Voila!, Birds Eye Simply Grillin,' Freshlike and McKenzie's. Other processed foods marketed by Birds Eye Foods include pie fillings (Comstock and Wilderness); chili and chili ingredients (Nalley and Brooks); salad dressings (Bernstein's and Nalley) and snacks (Tim's, Snyder of Berlin and Husman's). Birds Eye Foods also produces many of these products for the store brands, food service and industrial markets.

This press release contains predictions, estimates, and other "forward-looking statements" within the meaning of section 21E of the Exchange Act and section 27A of the Securities Act. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those anticipated in these forward-looking statements as of the date of this press release. These risks include, but are not limited to: the impact of strong competition in the food industry, including competitive pricing; the impact of changes in consumer demand; the impact of weather on the volume and quality of raw product; the inherent risks in the marketplace associated with new product introductions, including uncertainties about trade and consumer acceptance; the continuation of our success in integrating operations, including the realization of anticipated synergies in operations and the timing of any such synergies, and the availability of acquisition and alliance opportunities; our ability to achieve gains in productivity and improvements in capacity utilization; our ability to service debt; interest rate fluctuations; and effectiveness of marketing and shifts in market demand. Please refer to Birds Eye Foods' Annual Report on Form 10-K Equivalent for the fiscal year ended June 28, 2003 as well as other reports and information filed by Birds Eye Foods with the Securities and Exchange Commission for more information on factors that could cause actual results to differ.